Exhibit 99.1

Optelecom, Inc. Announces Name Change to Optelecom-NKF, Inc.

GERMANTOWN, MD/April 18/PRNewswire-FirstCall — Optelecom, Inc. (Nasdaq:OPTC), a global leader in the video surveillance and intelligent transportation markets, today announced that it has changed its corporate name to Optelecom-NKF, Inc. The change strengthens the Company’s corporate identity by aligning its name with its two strong brands: Optelecom and NKF Electronics.

“We combined two strong product lines and two sales units with little geographic overlap when we acquired NKF Electronics B.V. last month,” commented Edmund Ludwig, Optelecom-NKF’s president and CEO. “Our new name underscores our global market reach and reflects our commitment to support and enhance both well-known brands with superior customer service and a new product stream built from superior technology.”

Shares of Optelecom-NKF, Inc., will continue to trade under the ticker symbol “OPTC.” The change of the Company’s name will not affect, in any way, the validity of currently outstanding stock certificates, nor will it be necessary for the Company’s stockholders to surrender or exchange any stock certificates that they currently hold as a result of the name change.

About Optelecom-NKF, Inc.

Optelecom-NKF offers integrated multimedia products for communicating video, audio, and other data over both copper wire and optical network systems. Taking a client-centric approach to its business through a proactive, flexible, and value-driven philosophy, Optelecom-NKF supplies industry and governments worldwide with best-of-class solutions for highway traffic management, air traffic control, border surveillance, facilities security, and business video systems.

The Company has accumulated extensive expertise in fiber optic and IP/Ethernet network technologies. This expertise has enabled Optelecom-NKF to build a broad range of communications products ranging from fiber optic video modems and multiplexers to complete Video-over-IP network solutions. All its products are designed and tested for Local, Metropolitan, and Wide Area Network (LAN, MAN, and WAN) applications, especially those characterized by harsh environmental conditions and by large distances between the individual transmission locations. You can learn more about Optelecom-NKF at www.optelecom-nkf.com.

Forward-Looking Statements

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others: the ability of Optelecom to integrate operations with NKF; the ability of the Company to develop and market products and communication solutions for the video surveillance, transportation, and business video markets; lack of reliable vendors, service providers, and outside products; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; and disparities between forecast and realized sales results. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Optelecom-NKF’s periodic reports and registration statements filed with the Securities and Exchange Commission. Optelecom-NKF does not assume any obligation to update information concerning its expectations.

CONTACT: Mr. Rick Alpert of Optelecom-NKF Inc., +1-301-948-7872.

Source: Optelecom-NKF, Inc.